SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___)*


                               AmeriCom USA, Inc.
                                (Name of Issuer)


                     Class A, Common Stock, Par Value $.001
                         (Title of Class of Securities)


                                   03061Q 201
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|     Rule 13d-1(b)
|_|     Rule 13d-1(c)
|X|     Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   03061Q 201

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON                            DAVID LOOMIS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
               a      |_|
               b      |_|
--------------------------------------------------------------------------------
3.
        SEC USE ONLY
--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

              U.S.A.
--------------------------------------------------------------------------------

                                                 5.      SOLE VOTING POWER

                   NUMBER OF                               2,280,684
                    SHARES                       -------------------------------
                 BENEFICIALLY
                     OWNED                       6.     SHARED VOTING POWER
                    BY EACH
                   REPORTING                                       0
                  PERSON WITH                    -------------------------------
                                                 7.     SOLE DISPOSITIVE POWER

                                                           2,280,684
                                                 -------------------------------
                                                 8.     SHARED DISPOSITIVE POWER

                                                                   0

--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,280,684
--------------------------------------------------------------------------------
10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |_|
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            5.4%
--------------------------------------------------------------------------------

12.     TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------

*SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

Item 1. Name and Address of Issuer

        (a)    AmeriCom USA, Inc.

        (b)    5900 Hollis Street, Suite R-1
               Emeryville, California  94608

Item 2. Name, Address and Citizenship of Person Filing; Class of Securities and CUSIP Number

        (a)    David Loomis

        (b)    c/o AmeriCom USA, Inc.
               5900 Hollis Street, Suite R-1
               Emeryville, California  94608

        (c)    USA

        (d)    Class A Common Stock

        (e)    03061Q   201

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a)     |_|    Broker or Dealer registered under Section 15 of the Act

(b)     |_|    Bank is defined in section 3(a)(6) of the Act

(c)     |_|    Insurance Company as defined in section 3(a)(19) of the Act

(d)     |_|    Investment  Company registered under section 8 of the Investment
               Company Act

(e)     |_|    Investment  Adviser  registered  under  section  203  of the
               Investment Advisers Act of 1940

(f)     |_|    Employee  Benefit Plan,  Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)

(g)     |_|    Parent    Holding    Company,     in    accordance    with
               ss.240.13d-1(b)(ii)(G) (Note: See item 7)

(h)     |_|    Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)

Item 4. Ownership

        (a)    Amount Beneficially Owned: 2,260,684

        (b)    Percent of Class:    5.4%

        (c)    Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote:       2,260,684

               (ii)  shared power to vote or to direct the vote:             0

               (iii) sole power to  dispose  or to direct  the
                     disposition  of:                                2,260,684

               (iv)  shared power to dispose or to direct the
                     disposition of:                                         0

Item 5. Ownership of Five Percent or Less of a Class

               Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person

               Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company

               Not applicable

Item 8. Identification and Classification of Members of the Group

               Not applicable.

Item 9. Notice of Dissolution of Group

               Not applicable.

Item 10.Certification

        By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transactions having such purposes or effect.

                                           Signature

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 11, 2000                /s/ DAVID LOOMIS
                                            ------------
                                            David Loomis